EXHIBIT 99.1

Emclaire Financial Corp Partially Redeems Preferred Stock Issued Under the SBLF Program

EMLENTON, Pa., Sept. 17, 2013 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (Nasdaq:EMCF), the parent Company of The Farmers National Bank of Emlenton (the "Bank"), today announced that it has redeemed $5 million, or 50% of the $10 million in outstanding preferred shares that had been issued to the United States Treasury Department in August 2011 through the Small Business Lending Fund ("SBLF"). The shares were redeemed at their liquidation value of $1,000 per share plus accrued dividends. The Company continues to have $5 million in preferred shares issued and outstanding through the SBLF program.

The partial redemption was approved by the Company's primary regulator and will reduce the Company's annual dividend payment by approximately $250,000 at the current dividend rate of 5.0%. Both the Company and the Bank remain well-capitalized after completing the subject redemption.

"We were pleased to have been approved by Treasury to participate in the SBLF program in 2011," said William C. Marsh, Chairman, President and Chief Executive Officer of the Company and the Bank. "The SBLF program afforded us the opportunity to augment the Bank's already strong capital position and continue our tradition of small business lending. The partial redemption is consistent with our current capital strategy of redeeming our outstanding preferred stock as we continue to grow earnings and capital. We remain committed to expanding loan relationships, especially with small businesses in the communities we serve."

Emclaire Financial Corp is the parent Company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, currently operating thirteen full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. The Company's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF." For more information, visit the Company's website at www.emclairefinancial.com.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as "believe," "expect," "anticipate," "estimate," "should," "may," "can," "will," "outlook," "project," "appears" or similar expressions. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

CONTACT: William C. Marsh
         Chairman, President and
         Chief Executive Officer
         Phone: (724) 867-2018
         Email: investor.relations@farmersnb.com